Exhibit 99.2

Reconciliation of Non-GAAP Measure

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our investor presentation materials, we make reference to non-GAAP adjusted earnings before interest, taxes depreciation and amortization (EBITDA). This non-GAAP measurement has been included as supplemental information. We believe that this measurement represents a useful internal measure of performance. Accordingly, where we provide non-GAAP measures like adjusted EBITDA, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance. However, because non-GAAP measures like adjusted EBITDA are not determined in accordance with accounting principles generally accepted in the United States, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, the aforementioned non-GAAP measure as presented may not be directly comparable to a similarly titled measures presented by other companies. Adjusted EBITDA is presented as supplemental information and not as an alternative to any GAAP measurements.

 Reconciliation of Adjusted EBITDA, a Non-GAAP Financial Measure, to Net Income - Unaudited

(amounts in thousands, except share data)

	Fiscal Year

	2008	2009	2010	2011	2012	2013	Q1 2014
GAAP net income (loss)	$(53,883)	$2,419	$15,957	$19,549	$16,379	$22,489	$8,865
Depreciation and amortization expenses	16,213	16,220	15,311	14,859	14,556	13,060	3,127
Impact of excluding a cumulative catch-up adjustment from a change in accounting estimate related to gift card breakage revenue	-	-	-	-	-	1,984	-
Loss on impairment and asset disposals, net	72,185	9,936	483	3,478	4,955	3,262	-
Restructuring expense (benefit)	8,926	40	(1,683)	(502)	-	-	-
Gain on the settlements	-	-	-	-	(683)	(2,156)	-
Interest expense	10,334	7,756	4,244	2,892	3,172	1,640	287
Income tax expense (benefit)	(27,005)	140	4,827	1,663	6,687	9,102	4,469
Loss (income) on discontinued operations, net of tax	11,169	(255)	1,241	(396)	19	1,306	213
Non-GAAP adjusted EBITDA	$37,939	$36,256	$40,380	$41,543	$45,085	$50,687	$16,961